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EXHIBIT 10

    Unsecured line of credit agreement with Bank One, NA London Branch

                                    Bank One, NA
                                    1 Triton Square
                                    London NW1 3FN

                                    January 16, 2001

Mr. Jeffrey Gittelman
Vice president & Treasurer
Andrew Corporation
10500 W. 153rd Street
Orland Park, IL 60462

Dear Jeff,

    We are pleased to establish an unsecured line of credit in your favor in the amount of up to $10,000,000 (Ten million US dollars) or its equivalent, which shall continue from January 26, 2001 until January 25, 2002 unless you or we elect to terminate it earlier by advising the other.

    The line of credit will be subject to the following terms and conditions:

Borrower:	Andrew Corporation
Facility Amount:	Not to exceed in the aggregate $10,000,000 (Ten million US dollars) or the equivalent in other available currencies.

Currency:	You may obtain loans in U.S. dollars or any major currency which is freely convertible into U.S. dollars and is available when required in the London Interbank Eurocurrency Market. The U.S. dollar equivalent of such currency shall be in the U.S. dollar amount from time to time required to purchase the relevant amount of such currency as calculated by us at the arithmetic mean of our buying and selling rates of exchange in London.

Availability:	Fixed periods of up to one year in amounts, currencies and rates of interest to be agreed when a loan is requested. A borrowing request should be received not later than 10:00 a.m. (London time) on (i) the proposed borrowing date for loans in U.S. dollars or sterling and (ii) the day which is at least one London business day prior to the proposed borrowing date for loans in any other currency.

Termination:	Unless otherwise agreed in writing by the Bank's Lending Office, all loans must be repaid no later than the date set forth above.

Repayment:	Each loan shall be repayable forthwith upon our demand at any time. If no earlier demand has been made, each loan shall be repaid at the end of the period of such loan.

Interest:	Interest will be computed on the basis of actual days elapsed on a 360 day year basis in the case of U.S. dollars and other currencies and a 365 day year basis in the case of sterling or any other currency for which market practice so dictates. Any amounts which are not paid when due (whether of principal, interest or otherwise) shall bear interest until paid in full at a rate per annum equal to 3% in excess of the cost of funding such amounts calculated by reference to the applicable London Interbank Offered Rate (or any applicable successor rate) as conclusively certified by us.

Payments:	All amounts payable shall be paid in immediately available and freely transferable funds to us in the currency borrowed free and clear of any present or future taxes, duties, charges or withholdings and without any setoff, counterclaim or deduction whatsoever. If you are compelled by law to deduct any of the foregoing you will pay us such additional amount as makes the net amount received by us equal to the amount payable by you had there been no deduction or withholding. You authorize us to debit any account maintained by you with us for any payments due hereunder.

Conditions:
Prior to requesting any utilisation of the facility described in this letter you shall furnish to us the following:
(a)  appropriate resolutions, and;
(b) financial statements, and other relevant documentation which we may request.

Undertakings:	While any amount is outstanding hereunder neither you nor any of your subsidiaries will (a) create or allow to subsist any debenture security pledge or other encumbrance over any asset present or future (other than a lien arising by operation of law or in the ordinary course of trading as now conducted) or (b) permit any of your or its liabilities to have the benefit of any guarantee indemnity bond or comfort letter unless the party giving the same gives a like commitment in respect of this facility.

Indemnity:
You will indemnify us against (a) any loss or expense that we incur as a result of (i) your failure to pay any sum when due, (ii) any loan being repaid otherwise than at the end of the period of the loan, (iii) our accepting instructions by facsimile in relation to any matter purported to be authorized on your behalf notwithstanding that the signature(s) of the person(s) signing such instructions appear only as facsimile copies and notwithstanding that any such instructions may be forged or unauthorized, or (iv) our accepting instructions by telephone in relation to any such matter from any period reasonably believed by us to be acting on your behalf; and (b) all legal and other costs and expenses and registration or other fees and value added tax thereon incurred by us in connection with the preparation of this letter and the Guarantee or the enforcement or preservation of our rights hereunder or thereunder on a full indemnity basis.
We shall be entitled to rely on any instructions purported to be signed by any of your authorized representatives and you hereby waive all rights you may have to renounce forged or unauthorized instructions and we shall have no liability to you for acting on such instructions.

Administrative Fee:	A flat fee of $5,000 payable on acceptance of this facility.

Law:	This letter and any credit extension that may be made by the Bank will be governed by English law and you submit to the non-exclusive jurisdiction of the High Court of Justice in England for purposes hereof.

This line of credit shall be effective when you have signed and returned to us a copy of this letter. THIS LINE OF CREDIT MAY BE TERMINATED BY YOU OR BY US AT ANY TIME EFFECTIVE UPON THE GIVING OF ADVICE TO THE OTHER PARTY AND IN THE SOLE DISCRETION OF THE PARTY ELECTING TO TERMINATE, PROVIDED, HOWEVER, THAT THE TERMS OF THIS LETTER SHALL CONTINUE TO APPLY TO ANY AMOUNTS OUTSTANDING AT THE TIME OF TERMINATION.

Yours faithfully,
For and on behalf of
Bank One, NA
 London Branch

/s/ M.M. Stevenson

Accepted and agreed
For and on behalf of
 Andrew Corporation
/s/ M.J. Gittelman
By: M. Jeffrey Gittelman
Title: Vice President and Treasurer
Date: January 19, 2001

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